PLAN OF COMPLETE LIQUIDATION AND

                DISSOLUTION OF ACCESS CORPORATION



		This Plan of Complete Liquidation and Dissolution (hereinafter referred to as this "Plan") is for the purpose of effecting the complete liquidation, dissolution and distribution of assets of ACCESS Corporation, an Ohio corporation (hereinafter referred to as the "Corporation"), in accordance with Sections 1701.86 et seq. of the Ohio Revised Code, as follows:

        1. AUTHORIZATION FOR DISSOLUTION. The Board of Directors of the Corporation has adopted a resolution that this Plan be submitted to the shareholders of the Corporation (the
"Shareholders") for adoption by a majority of the Shareholders to be effective, upon its adoption, simultaneously with the closing of that certain Asset Purchase Agreement, dated as of August 19, 1997 (the "Asset Purchase Agreement"), between the Corporation and Universal Document Management Systems, Inc. an Ohio corporation ("Purchaser") (the "Effective Date").

        2. APPROVAL AND ADOPTION OF THE PLAN. The Board of Directors of the Corporation has determined that it is in the best interests of the Corporation and of its Shareholders that the liquidation of the Corporation and the distribution of its assets be made pursuant to a formal, written plan of liquidation and distribution, under which the Corporation shall be completely liquidated and dissolved, all of its known debts and liabilities shall be paid or otherwise provided for, and all of its remaining assets shall be distributed to the Shareholders, according to their respective interests, in complete redemption and cancellation of all of the Corporation's shares.

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        3.      CESSATION OF BUSINESS.  After the Effective Date, the
Corporation shall cease to carry on business, except to the extent necessary properly to wind up its affairs and to preserve the value of its business and assets pending liquidation and distribution.

        4. SALE OF ASSETS. On or after the Effective Date, the Board of Directors and the officers of the Corporation shall sell, pursuant to the terms of the Asset Purchase Agreement, all the assets (except for (i) $1.5 million in cash to fund payments (the "Oce Cash Payments") to be made by ACCESS to Oce N.V. ("Oce") pursuant to the terms of that certain Agreement, dated as of August 19, 1997, between ACCESS and Oce (the "Oce Agreement"),
(ii) rights under either the Oce Agreement or the Asset Purchase Agreement, and (iii) any proceeds of any stock options exercised after the date of the Asset Purchase Agreement) to Purchaser, on such terms and conditions and for such consideration as is provided for in the Asset Purchase Agreement, including the assumption by Purchaser of all or substantially all of the liabilities of the Corporation. The Board of Directors and the officers of the Corporation shall execute any instruments that are necessary to transfer title to the property and assets.

        5. PAYMENT OF DEBTS AND LIABILITIES. Prior to making any distribution of corporate assets to the Shareholders, the Board of Directors and the officers shall pay or make provision for the payment of all of the known or ascertainable debts and liabilities of the Corporation, except for payment of those debts and liabilities acquired or assumed by Purchase pursuant to the terms of the Asset Purchase Agreement.

		The Corporation shall establish and maintain a reserve fund (the "Reserve Fund") into which it shall deposit such amounts, if any, as may be determined by the Board of Directors and officers as necessary or appropriate for the payment of unascertained or contingent liabilities and expenses of the Corporation, including liabilities for taxes and expenses of liquidation and dissolution. Any amount remaining in the Reserve
Fund after payment of such unascertained or contingent liabilities and expenses shall be distributed to the Shareholders as provided in paragraph 6 below.

        6. DISTRIBUTION OF ASSETS. After payment of, or provision for, all of the known debts and liabilities of the Corporation, the Board of Directors and officers of the Corporation shall distribute the remaining corporate assets to the Shareholders of record in the following order and manner as provided in the Corporation's Articles of Incorporation:

		(a)	The Oce Cash Payments shall be made to Oce as
payment in full of any rights of Oce in respect of all of Oce's shares of capital stock of ACCESS;

		(b) Any cash in excess of that distributed pursuant to subparagraph (a) above shall be distributed, pro rata, to and among the holder(s) of record as of the Effective Date, of the Corporation's Common Stock (other than that held of record or beneficially by Oce); and

		(c) Assets other than cash (including, without limitations, contingent rights of the Corporation under the Asset Purchase Agreement to receive additional consideration) shall be distributed to and held by a liquidating trust to be established by the Corporation pursuant to a trust agreement, substantially in the form attached hereto as Exhibit A and incorporated herein by reference, for the purpose of receiving such additional consideration.

		All such distributions shall be made to the Shareholders on the following conditions: (1) that, on demand made by the Board of Directors, each Shareholder properly endorse and surrender for cancellation, the certificate or certificates evidencing ownership of the Shareholder's shares; and (2) that the distribution shall be in complete satisfaction of the rights of each Shareholder as a Shareholder of the Corporation.

        7. POWERS OF DIRECTORS AND OFFICERS. The Board of Directors and the officers of the Corporation shall carry out the provisions of this Plan and shall take all actions that are necessary or advisable to effect the complete liquidation of the Corporation and its dissolution, including the execution of such instruments as may be required to vest title to the assets in the Shareholders, and the execution of all documents required by law to be filed to effect the dissolution of the Corporation.

                                                        Exhibit A

                        LIQUIDATING TRUST AGREEMENT


	THIS LIQUIDATING TRUST AGREEMENT (this "Agreement") is entered into as of the ____ day of ____________, 1997, by and among ACCESS Corporation, an Ohio corporation, in its capacity as grantor hereunder (the "Grantor"), and Scott D. Watkins and Newton
W. Baker in their capacities as trustees hereunder (each, a "Trustee" and, together, the "Trustees").

	WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of August 19, 1997 (the "Asset Purchase Agreement"), by and between the Grantor and Universal Document Management Systems, Inc. ("UDMS"), the Grantor has sold its Assets (as defined in the Asset Purchase Agreement) to UDMS in exchange for $3.0 million in cash and up to $1.0 million cash in contingent additional consideration (the "Contingent Consideration") (said transaction referred to herein as the "Asset Sale");

	WHEREAS, the shareholders of the Grantor (the
"Shareholders") have adopted a Plan of Complete Liquidation and Dissolution of the Grantor (the "Plan"), which Plan calls for the complete liquidation of the Grantor to be commenced upon closing of the Asset Sale and completed promptly thereafter;

	WHEREAS, closing of the Asset Sale has occurred;

	WHEREAS, pursuant to the Plan and the Oce Agreement (as defined in the Asset Purchase Agreement), the Grantor has agreed to distribute its Assets other than cash, including the right to receive the Contingent Consideration (all such assets referred to herein as the "Trust Assets"), to a liquidating trust to be held by the Trustees for the benefit of the holders of the common stock of the Grantor other than Oce N.V. (the "Beneficiaries") upon the terms and subject to the uses and purposes hereinafter set forth; and

	WHEREAS, this liquidating trust is formed with the objective of liquidating assets and not as an organization having as its purpose the carrying on of a profit-making business;

	NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:

                        ARTICLE VIII.
                        TRUST ESTABLISHED

		Grantor, desiring to establish the trust created herein (the "Trust"), has executed this Agreement and hereby transfers all of its right, title and interest in and to the Trust Assets, including its right to receive the Contingent Consideration, to the Trustees to be held by the Trustees in conformity with this Agreement, for the uses and purposes and subject to the terms, conditions, powers and agreements as set forth herein.

                        ARTICLE IX.
                IRREVOCABILITY OF TRUST

		This Agreement shall be irrevocable and not subject to amendment.


                           ARTICLE X.
                        TERM OF TRUST

	The term of the Trust shall commence on the date hereof and shall terminate upon the earlier to occur of: (i) that date on which the Trustees determine, in their sole discretion, that all Trust Assets have been distributed to and among the Beneficiaries as provided herein, or (ii) the second anniversary of the Closing Date (the "Termination Date").


                         ARTICLE XI.
                 ALLOCATION OF INTERESTS IN TRUST

	Each Beneficiary shall, during the term of this Agreement, have an undivided percentage interest in the Trust Assets. The undivided percentage interest of each Beneficiary (the "Beneficiary's Percentage Interest") shall equal such Beneficiary's percentage interest in the common stock of Grantor immediately after the cancellation by the Grantor of the Oce Shares (as defined in and contemplated by the Oce Agreement).


                          ARTICLE XII.
                          TRUST TERMS

	All Trust Assets shall be held by the Trustees for the benefit of the Beneficiaries, subject to the following terms:

	A.	Accumulation of Trust Income.  During the term of this
Agreement, the Trustees shall collect and receive all income and profits, if any, arising from or growing out of Trustee's ownership of the Trust Assets, and, after deducting all proper costs, charges, taxes and expenses as may be due against the Trust, shall distribute, at least annually, all remaining income or profits to and among the Beneficiaries in proportion to each Beneficiary's Percentage Interest.

	B.	Payment of Trust Expenses.  Prior to the distribution
of Trust Assets to the Beneficiaries as provided in paragraph C. below, the Trustees shall pay from the Trust Assets all expenses, if any, determined in the sole discretion of the Trustees to be reasonable and necessary in the administration of the Trust.

	C.	Distribution of Trust Assets.  On the Termination
Date, all of the Trust Assets remaining in the Trust, if any, shall be distributed by the Trustees to and among the Beneficiaries in proportion to each Beneficiary's Percentage Interest; provided, however, that all proceeds, if any, except for a reasonable amount to cover contingencies and claims, from the sale of Trust Assets shall be distributed to and among the Beneficiaries at least annually.

                        ARTICLE XIII.
                           TRUSTEES

	The Grantor hereby appoints Scott D. Watkins and Newton W. Baker as the original Trustees under this Agreement.

	Either Trustee may resign at any time by delivering to the other Trustee his written resignation, in which event the resignation shall take effect immediately. If either of the original Trustees should die, become disabled, resign or otherwise cease to serve as a Trustee hereunder, then the remaining of the original Trustees shall continue to serve as the sole Trustee hereunder. If both of the original Trustees should die, become disabled, resign or otherwise cease to serve as Trustees hereunder, then a substitute or successor Trustee shall be appointed by Beneficiaries collectively holding a majority of the Beneficiary's Percentage Interests.

	The use of the term "Trustee" in this trust Agreement shall be a reference to the original Trustees above named and any substitute or successor Trustee as provided herein. No bond shall be required of any Trustee acting hereunder.


                         ARTICLE XIV.
                TRUSTEES DUTIES AND POWERS

	The Trust created hereunder shall be held subject to the following terms and conditions, and the Trustees shall have, in addition to any other powers granted to the Trustees elsewhere in this Agreement or by law, the following powers:

	A.	Investments.  The Trustees shall have the power to
invest Trust Assets in demand and time deposits in banks or savings institutions, or in temporary investments, such as short-term United States Treasury Bills and money market funds, in addition to keeping certain funds, to the extent deemed advisable by the Trustees, in a readily accessible checking account.

	B.	Claims.  The Trustees shall have the power to
arbitrate, defend, enforce, release or settle any claim pertaining to the Trust Assets, and the Trustees are hereby expressly authorized to pay any such claim out of the Trust Assets.
Further, the Trustees shall have the power to initiate litigation on behalf of the Beneficiaries, and to otherwise pursue any and all claims held jointly by the Beneficiaries; provided, however, the Trustees shall not be obligated to initiate litigation or otherwise pursue claims unless the Trustees are indemnified to their satisfaction against all expenses and liabilities in which the Trustees may, in their judgment, be involved by their efforts in pursuing any such claims.

	C.	Nominee.  The Trustees may take and hold all
securities or other personal property in bearer form, in the name of any of the Trustees, or in the name of a nominee, with or without disclosing any fiduciary relationship, but the Trustees shall be liable for any wrongful act of the nominee with respect to such assets.

	D.	Employment of Agents.  The Trustees may employ and pay
reasonable compensation to agents, investment counsel and attorneys, including the Trustees and any person, partnership, corporation or other entity with which the Trustees may be associated. The Trustees shall not be liable for any neglect, omission or wrongdoing of such agents, investment counsel or attorneys, provided that the Trustees shall have exercised reasonable care in the selection of any persons.

	E.	Instruments.  The Trustees may execute and deliver all
necessary or proper deeds or other instruments.

	F.	Distribution to Incapacitated Persons.  During the
incapacity of any one of the Beneficiaries, the Trustees are authorized, in the Trustees' sole discretion, to pay any sum distributable to such Beneficiary, without liability to the Trustee, by paying the sum to such Beneficiary or to any person whomsoever for the use and benefit of such Beneficiary, whether or not such person shall be the guardian of such Beneficiary.

	G.	Nonliability of Trustees; Acts of Predecessor
Fiduciary. The Trustees shall not be personally liable for any assessments, charges or damages, or for any obligations in carrying out or effectuating the purposes of this Agreement, provided, however, that nothing shall relieve the Trustees from liabilities arising out of their own willful misconduct, bad faith or gross negligence. The Trustees shall not be responsible in any manner whatsoever for the validity or sufficiency of this Agreement. A Trustee or successor Trustee shall not be liable for any act or omission of any predecessor Trustee or co-Trustee, nor have a duty to enforce any claims against any such predecessor Trustee or co-Trustee on account of any such act or omission.

	H.	Protection on Distributions.  The Trustees shall be
protected in continuing to make distributions of income or principal to the Beneficiaries until the Trustees shall have actual knowledge of the happening of an event such as death or other occurrence which would affect such distributions.

	I.	Reliance on Documents.  Each Trustee shall be
protected in acting upon any paper or document believed by him to be genuine.

	J.	Individual Trustee May Bind Trust.  The signature
and/or acts of either of the Trustees shall be sufficient to bind the Trust.


                        ARTICLE XV.
                    NON-ASSIGNABILITY

	No Beneficiary may sell, assign, transfer, convey or encumber this Agreement or any right or interest under this Agreement, except by death or operation of law.


                         ARTICLE XVI.
                        GOVERNING LAW

	The validity, effect and interpretation of this Agreement and of the property interests created herein shall be controlled by the laws of the State of Ohio.

                        ARTICLE XVII.
                 COMPENSATION OF TRUSTEES

	The Trustees shall serve without compensation but shall be entitled to reimbursement for their out of pocket expenses, if any, including attorney's fees, incurred in connection with the administration of the Trust.



	IN WITNESS WHEREOF, the parties have executed this Liquidating Trust Agreement as of the day and year first above written.


                             ACCESS CORPORATION, as Grantor





                             By:____________________________
                             Title: ________________________



                             _____________________________
                             Scott D. Watkins, Trustee


                             ______________________________
                             Newton W. Baker, Trustee










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